                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                  COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                          (PRIMARY AND FULLY DILUTED)

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED  NINE MONTHS ENDED
                                               SEPT. 30,           SEPT. 30,
                                           -------------------------------------
                                             1997       1996     1997     1996
                                           ---------  ----------------- --------
Weighted average common shares
 outstanding.............................     16,433    15,990   16,279   15,862
Weighted average common equivalent shares
 from dilutive options(1)................        --        624      859      721
                                           ---------  -------- -------- --------
Weighted average common shares and
 equivalents.............................     16,433    16,614   17,138   16,583
                                           =========  ======== ======== ========
Net income (loss)........................  $  (2,270) $  1,435 $  1,657 $  1,565
                                           =========  ======== ======== ========
Net income (loss) per share..............  $   (0.14) $   0.09 $   0.10 $   0.09
                                           =========  ======== ======== ========

--------
(1) Common equivalent shares are excluded from the computation if their effect is anti-dilutive.